Exhibit 23.1

[MCELROY, QUIRK & BURCH LETTERHEAD]

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Form 10-KSB of our report dated March 7, 2007, relating to the financial statements of CKX Lands, Inc.

/s/ McElroy, Quirk & Burch

Lake Charles, Louisiana
March 7, 2007

Members American Institute of Certified Public Accountants • Society of Louisiana Certified Public Accountants